Exhibit 4.2

INDENTURE,

Dated as of June 20, 2005,

among

RAFAELLA APPAREL GROUP, INC.

as Issuer,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

and

THE BANK OF NEW YORK

as Trustee and as Collateral Agent

11 1/4% SENIOR SECURED NOTES DUE 2011

CROSS REFERENCE TABLE

TIA	Indenture
Section	Section

310(a)(1)	7.10(a)
(a)(2)	7.10(a)
(a)(3)	7.10(a)
(a)(4)	N.A.
(a)(5)	7.10(a)
(b)	7.03; 7.08; 7.10(a)
(c)	N.A.
311(a)	7.03; 7.11
(b)	7.03; 7.11
312(a)	2.05
(b)	7.07; 11.03
(c)	11.03
313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
314(a)	4.06; 4.21
(b)	12.02
(c)(1)	4.06; 11.04
(c)(2)	11.04
(c)(3)	4.06
(d)	12.03(c)
(e)	11.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

N.A. means Not Applicable

NOTE:            This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

(continued)

(continued)

(continued)

(continued)

v

(continued)

NOTE:            This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE, dated as of June 20, 2005, among Rafaella Apparel Group, Inc., a Delaware corporation, (the “Issuer”), the Guarantors (as herein defined) and The Bank of New York, a New York banking corporation, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantors (with respect to the Guarantees) have duly authorized the creation of the Notes and, to provide therefor, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes, when duly issued and executed by the Issuer, and authenticated and delivered hereunder, the valid obligations of the Issuer, and to make this Indenture a valid and binding agreement of each of the Issuer and the Guarantors, have been done.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                                Definitions.

“Acceleration Notice” has the meaning set forth in Section 6.02(a).

“Accreted Value” means, as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of Notes:

(1)                                  if the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$950.00
December 15, 2005	$952.81
June 15, 2006	$955.92
December 15, 2006	$959.23
June 15, 2007	$962.74
December 15, 2007	$966.48
June 15, 2008	$970.44
December 15, 2008	$974.66
June 15, 2009	$979.13
December 15, 2009	$983.89
June 15, 2010	$988.94
December 15, 2010	$994.30
June 15, 2011	$1,000.00

(2)                                  if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) the amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is the number of the days between the two Semi-Annual Accrual Dates, and the Issuer shall deliver to the Trustee an Officers’ Certificate setting forth such Accreted Value.

                                                “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Issuer or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary or the time of such acquisition, merger or consolidation.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Notes” means all Notes issued after the Issue Date (other than pursuant to Sections 2.06, 2.07, 2.10 and 3.06 of this Indenture and other than Exchange Notes) from time to time in accordance with the terms of this Indenture, including, without limitation, the provisions of Section 2.02.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Equity Interests of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.14.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14(a) and means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to the Depositary, shall include Euroclear and Clearstream).

“Alternate Offer” has the meaning set forth in Section 4.21(d).

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Acquisition” means:

(1)                                  an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2)                                  the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer of:

(1)                                  any Equity Interests of any Restricted Subsidiary; or

(2)                                  any other property or assets of the Issuer or any Restricted Subsidiary other than in the ordinary course of business;

provided, that Asset Sales shall not include:

(a)                                  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer as permitted under Section 5.01;

(b)                                 any Restricted Payment permitted under Section 4.09, or any Permitted Investment;

(c)                                  the sale of Cash Equivalents;

(d)                                 the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien);

(e)                                  a transfer of assets to the Issuer or to a Guarantor or the issuance of Qualified Equity Interests to the Issuer or to a Restricted Subsidiary;

(f)                                    the sale, disposal, or abandonment of used or worn out equipment of the Issuer or its Restricted Subsidiaries (including, without limitation, the dissolution of any Subsidiary of the Issuer to the extent permitted pursuant to this Indenture);

(g)                                 the licensing or grant of rights or interests in intellectual property to the extent that any such license or grant does not prohibit the Issuer and its Restricted Subsidiaries from using such intellectual property or require the Issuer and its Restricted Subsidiaries to pay any fees for any such use; and

(h)                                 factoring of accounts receivable in the ordinary course of business; and

(i)                                     any transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million.

“Authenticating Agent” has the meaning set forth in Section 2.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day that is not a Legal Holiday.

“Capital Contribution” means any contribution to the equity of the Issuer from for which no consideration has been given other than the issuance of Qualified Equity Interests.

“Capital Expenditures” means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)                                  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)                                  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)                                  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)                                  certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)                                  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)                                  any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2)                                  the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, other than (A) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Equity Interests of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Equity Interests of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)                                  the approval by the holders of Equity Interests of the Issuer of any plan or proposal for the liquidation, winding up or dissolution of the Issuer;

(4)                                  prior to the first Public Equity Offering, the Permitted Holders cease for any reason to be the Beneficial Owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Equity Interests of the Issuer, whether by virtue of the issuance, sale or other disposition of Equity Interests of the Issuer, a merger, consolidation or sale of assets involving the Issuer, a Restricted Subsidiary, any voting trust or other agreement;

(5)                                  subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Equity Interests of the Issuer, and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Equity Interests of the Issuer than such other Person or Group; or

(6)                                  individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Offer” has the meaning set forth in Section 4.21(a).

“Change of Control Payment Date” has its meaning set forth in Section 4.21(b).

“Clearstream” means Clearstream Banking, societe anonyme and any successor thereto.

“Collateral” shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

“Collateral Agent” means the Trustee, in its capacity as collateral agent under this Indenture and the Collateral Agreements, together with any successor in such capacity.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means for any period, the sum (without duplication) of:

(1)                                  Consolidated Net Income; and

(2)                                  to the extent Consolidated Net Income has been reduced thereby:

(j)                                     all income taxes paid or accrued in accordance with GAAP for such period;

(k)                                  Consolidated Interest Expense, and interest expense attributable to write-offs of deferred financing costs; and

(l)                                     Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such periods of an accrual of, or reserve for a cash charges in another period). All as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA of during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                  the incurrence or repayment of any Indebtedness of the Issuer or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of any Preferred Stock not meeting the definition of Disqualified Equity Interests by the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption or other repayment of any Preferred Stock not meeting the definition of Disqualified Equity Interests by the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)                                  any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                                  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)                                  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

Additionally, any pro forma calculations shall include pro forma adjustments arising out of events which are directly attributable to an Asset Acquisition, an Asset Sale or other transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Issuer.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                  Consolidated Interest Expense (excluding interest that is not required to be paid in cash during such period, amortization or write-off of deferred financing costs and debt issuance costs during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

(2)                                  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Equity Interests) paid, in cash during such period to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Swap Obligations existing on and prior to the Issue Date.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

(1)                                  after tax losses and gains from Asset Sales or the disposition of any other assets not in the ordinary course of business;

(2)                                  extraordinary or non-recurring gains, losses, income and expenses as determined in accordance with GAAP (including any costs, expenses or charges incurred in connection with the Transactions), in each case together with any provisions for taxes on such gains;

(3)                                  the net income (but not loss) of any Subsidiary of the Issuer to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Issuer or a Restricted Subsidiary thereof by the loans, advances, intercompany transfers, principal repayments or otherwise;

(4)                                  the net income (or loss) of any Person, other than the Issuer or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Issuer or to a Restricted Subsidiary by such Person;

(5)                                  any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)                                  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)                                  all gains realized on or because of the purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8)                                  the cumulative effect of a change in accounting principles;

(9)                                  any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards;

(10)                            in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(11)                            the amortization of intangible assets created as a result of purchase accounting in connection with the Transactions and the amortization of costs incurred and capitalized in connection with the Transactions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its consolidated Subsidiaries to the extent they reduce Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges to the extent that they represent an accrual of or a reserve for cash charges for any future period).

“Contribution Agreement” means that Contribution Agreement to be dated the Issue Date between Rafaella Sportswear, Inc and the Issuer as in effect on the Issue Date.

“Corporate Trust Office” means the office of The Bank of New York at which the trust created by this Indenture shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 101 Barclay Street, 8 W, New York, NY 10286, Attention:  Corporate Trust Administration.

“Covenant Defeasance” has the meaning set forth in Section 8.01(c).

“Credit Agreement” collectively means the Credit Agreement, dated as of the Issue Date, between the Issuer and the lenders party thereto (together with their successors and assigns, the “Lenders”) and HSBC Bank USA, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), setting forth the terms and conditions of the senior credit facility, and any subsequent senior credit facilities, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, modified, renewed, refunded, replaced, restated, substituted, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder), whether upon or at any time or from time to time after termination or otherwise, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means with respect to the Global Notes, The Depositary Trust Company, its nominees and successors appointed as such hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Disqualified Equity Interests” means with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the Holder thereof, by such Person or any of its Subsidiaries, in whole or in part, or on prior to 91 days following the Maturity Date of the Notes.

Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Equity Interests solely because the Holders thereof have the right to require the Issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests expressly provide that the Issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes pursuant to Section 4.10 and Section 4.21 of this Indenture.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“Equity Interests” means:

(1)                                  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)                                  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)                                  any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Equity Offering” means a Public Equity Offering or any private placement of Common Stock of the Issuer or any holding company of the Issuer to any Person other than issuances upon exercise of options by employees of any holding company, the Issuer or any of the Restricted Subsidiaries.

“Escrow Agreement” means the Escrow Agreement between Acquisition Co., the Issuer, Ronald Frankel and JP Morgan Chase Bank to be dated as of the Issue Date pursuant to which the escrow agent will agree to hold in trust $30.0 million, which shall be disbursed in accordance with its terms (as in effect on the Issue Date).

“Excess Cash Flow” means, for any fiscal year, the amount, if positive, equal to (A) the Issuer’s Consolidated EBITDA for such year, minus (B) the sum of (i) Capital Expenditures made during such fiscal year, (ii) the cash portion of Consolidated Interest Expense (net of interest income) for such fiscal year, (iii) the cash portion of all income and franchise taxes paid during such fiscal year, and (iv) the aggregate principal amount at maturity of the Notes purchased or redeemed by the Issuer during such fiscal year (excluding any purchase made pursuant to (i) the Excess Cash Flow Offer and (ii) any and all Net Proceeds Offers in connection with Assets Sales), (C) plus or minus, respectively, of any net decrease or increase in Working Capital from the last day of the immediately preceding fiscal year to the last day of such fiscal year.

“Excess Cash Flow Offer” has the meaning set forth in Section 4.22(a).

“Excess Cash Flow Offer Amount” has the meaning set forth in Section 4.22(a).

“Excess Cash Flow Payment Date” has the meaning set forth in Section 4.22(b).

“Exchange Notes” means Notes issued in exchange for the Initial Notes or Additional Notes pursuant to the terms of the Registration Rights Agreement.

“Exchange Offer” means an exchange offer that may be made by the Issuer, pursuant to the Registration Rights Agreement, to exchange for any and all Notes a like aggregate principal amount at maturity of Notes registered under the Securities Act having substantially identical terms to the Notes.

“Excluded Restricted Payment” has the meaning set forth in Section 4.09.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Issuer acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Issuer delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Notes” means, collectively, the 144A Global Notes, the IAI Global Notes, the Regulation S Permanent Global Notes and the Regulation S Temporary Global Notes.

“Group” has the meaning set forth in the definition of the term “Change of Control.”

“Guarantee” has the meaning set forth in Section 10.01.

“Guarantor” means (1) each of the Issuer’s Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Issuer’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IAI Global Notes” has the meaning set forth in Section 2.01.

“incur” has the meaning set forth in Section 4.08.

“Indebtedness” means with respect to any Person, without duplication:

(1)                                  all Obligations of such Person for borrowed money;

(2)                                  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all Capitalized Lease Obligations of such Person;

(4)                                  all Obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5)                                  all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (other than those issued or incurred in respect of trade payables arising in the ordinary course of business);

(6)                                  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)                                  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8)                                  all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9)                                  all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Equity Interests.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Notes, the Guarantees and the Collateral Agreements.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Issuer; and (2) that, in the judgment of the Board of Directors of the Issuer, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” means the 11 1/4% Senior Secured Notes due 2011 issued on the Issue Date.

“Initial Purchaser” means Jefferies & Company, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Issuer and the Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

“Interest Payment Date” means June 15 and December 15 of each year, commencing December 15, 2005.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker’s compensation, in each case, in the ordinary course of business that are required to be recorded in accordance with GAAP as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person and excluding commissions, travel and similar advances to officers and employees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Equity Interests, Indebtedness or other similar instruments issued by such Person. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; provided that, in the case of an Investment as a result of an acquisition, fair market value shall mean the book value of the asset constituting such Investment as reflected on the balance sheet of such Person as of the date of the acquisition after giving effect to such acquisition.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.09:

(1)                                  “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)                                  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 20, 2005.

“Issuer” shall have the meaning set forth in the preamble to this Indenture.

“Legal Defeasance” has the meaning set forth in Section 8.01(b).

“Legal Holiday” has the meaning set forth in Section 11.07.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means June 15, 2011.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises and/or the Leased Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)                                  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and severance and relocation costs and expenses);

(2)                                  all taxes and other costs and expenses actually paid or estimated by the Issuer (in good faith) to be payable in cash in connection with such Asset Sale;

(3)                                  repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4)                                  appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, (i) against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; or (ii) for adjustment in respect of the sale price of the property or assets that are the subject of such Asset Sales, provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Net Proceeds Offer” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Amount” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.10.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” means, collectively, the Initial Notes, the Additional Notes and Exchange Notes.

“Obligations” means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Offering Circular” means the Offering Circular, dated June 13, 2005, relating to the offering of the Initial Notes.

“Officer” means (1) with respect to any Person that is a corporation, the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Secretary or any Vice President of such Person and (2) with respect to any other Person, the individuals designated to perform functions similar to those of the officers listed in clause (1).

“Officers’ Certificate” means a certificate signed by two Officers of the Issuer, at least one of whom shall be the principal financial officer of the Issuer, and delivered to the Trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act of 1939.

“144A Global Notes” has the meaning set forth in Section 2.01.

“Opinion of Counsel” means a written opinion of counsel who shall meet the requirements of Section 11.05 hereof. Each such opinion shall comply with Section 314 of the Trust Indenture Act of 1939.

“Paying Agent” has the meaning set forth in Section 2.03.

“Permitted Affiliate Transaction” had the meaning set forth in Section 4.14(b).

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Holders” means Cerberus Capital Management, L.P. or any of its Affiliates, and any fund or account managed by Cerberus Capital Management, L.P. or any of its Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                                  Indebtedness under the Notes issued in the Offering and the related Guarantees;

(2)                                  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $62.5 million, as such amount may be reduced from time to time as a result of permanent reductions of the commitments thereunder as provided in Section 4.10.

(3)                                  other Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date (other than pursuant to the Credit Agreement), including any contingent obligation to pay the Stockholders’ Equity Adjustment;

(4)                                  Interest Swap Obligations of the Issuer or any Restricted Subsidiary of the Issuer covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by this Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5)                                  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)                                  Intercompany Indebtedness between or among the Issuer or any of its Restricted Subsidiaries; provided, that (i) if the Issuer or a Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; provided further, that if, as of any date, any other Person owns or holds any such Indebtedness or holds a Lien (other than a Permitted Lien) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of incurrence;

(8)                                  Indebtedness of the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bankers acceptances for the account of the Issuer or such Restricted Subsidiary, as the case may be, including, without limitation, in order to provide security for workers’ compensation claims, self-insurance or similar requirements in the ordinary course of business, and other reimbursement type obligations regarding workers’ compensation or self-insurance;

(9)                                  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(10)                            Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Issuer in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

(11)                            Refinancing Indebtedness;

(12)                            Indebtedness represented by guarantees by the Issuer or a Restricted Subsidiary of Indebtedness incurred by the Issuer or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Issuer or any such Restricted Subsidiary is otherwise permitted by the terms of this Indenture;

(13)                            Indebtedness arising from agreements of the Issuer or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and the Subsidiary in connection with such disposition;

(14)                            Indebtedness of the Issuer or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture;

(15)                            contingent liabilities arising out of endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)                            Indebtedness of the Issuer under the Redemption Agreement;

(17)                            Indebtedness resulting from customer charge backs in connection with the Issuer’s factoring of accounts receivable in the ordinary course of business; and

(18)                            additional Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any time outstanding.

For purposes of determining compliance with Section 4.08, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and (c) Indebtedness incurred in connection with or in contemplation of, any transaction described in the definition of the term “Acquired

Indebtedness” shall be deemed to have been incurred by the Issuer or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or it is merged into the Issuer or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be.

“Permitted Investments” means:

(1)                                  Investments in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Issuer or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Issuer or a Guarantor;

(2)                                  Investments in the Issuer by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s Obligations under the Notes and this Indenture;

(3)                                  Investments in cash and Cash Equivalents;

(4)                                  any Investments the payment for which consists of Qualified Equity Interests of the Issuer or any parent of the Issuer (which Investment, in the case of a parent, is contributed to the capital of the Issuer);

(5)                                  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Issuer’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;

(6)                                  Investments in the Notes;

(7)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such creditors and customers;

(8)                                  Investments as a result of non-cash consideration received in connection with an Asset Sale made in compliance with Section 4.10, or a sale or disposition of assets not constituting an Asset Sale;

(9)                                  Investments in existence on the Issue Date;

(10)                            loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Issuer and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes and in accordance with applicable laws not in excess of $500,000 at any one time outstanding;

(11)                            advances to suppliers and customers in the ordinary course of business;

(12)                            loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Issuer, a Restricted Subsidiary, or a direct or indirect parent of the Issuer made in the ordinary course of business for the purpose of permitting such Persons to purchase Equity

Interests of the Issuer or any direct or indirect parent of the Issuer, in an amount not to exceed $500,000 million at any one time outstanding;

(13)                            Investments in joint ventures in an aggregate amount not to exceed $5.0 million at any time outstanding; and

(14)                            additional Investments in an aggregate amount not to exceed $10.0 million at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1)                                  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)                                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                  survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(5)                                  any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(6)                                  Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness;” provided, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Issuer or any Restricted Subsidiary other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(7)                                  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)                                  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(9)                                  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(10)                            Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under this Indenture;

(11)                            Liens securing Indebtedness under Currency Agreements that are permitted under this Indenture;

(12)                            judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(13)                            Liens securing the Notes originally issued on the Issue Date and all other related monetary obligations under this Indenture and the Guarantees;

(14)                            Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term “Permitted Indebtedness”;

(15)                            Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and incurred in accordance with Section 4.08; provided, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(16)                            Liens in favor of the Issuer or a Restricted Subsidiary of the Issuer;

(17)                            banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business (provided that such bank accounts are not cash collateral accounts);

(18)                            Liens in favor of customs and revenue authorities or forwarders acting on behalf of the Issuer and its Subsidiaries to secure payment of customs duties in connection with the importation of goods;

(19)                            judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)                            Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(21)                            Precautionary filings of Uniform Commercial Code financing statements regarding operating leases;

(22)                            deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)                            rights of a licensor of intellectual property;

(24)                            Liens on Equity Interests of the Issuer or any Restricted Subsidiary in Unrestricted Subsidiaries that secure non-recourse Indebtedness of the Unrestricted Subsidiary; and

(25)                            Liens encumbering cash, financial assets and any deposit account or securities account in which such cash or financial assets are held pursuant to the Escrow Agreement securing obligations of the Issuer in respect of its deferred purchase price payment obligations under the Redemption Agreement; provided that, such Liens shall be released (and shall no longer constitute a “Permitted Lien”) to the extent any such cash or financial assets are disbursed in satisfaction of such obligations in accordance with the terms of the Escrow Agreement.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Physical Notes” has the meaning set forth in Section 2.14(b).

“Preferred Stock” of any Person means any Equity Interests of such Person that has preferential rights to any other Equity Interests of such Person with respect to dividends or redemptions or upon liquidation.

“Premises” has the meaning set forth in Section 4.17.

“Private Placement Legend” means the legend set forth on the Initial Notes in the form set forth in Exhibit A to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Equity Offering” means an underwritten public offering of Common Stock of the Issuer or any holding company of the Issuer pursuant to a registration statement filed with the SEC (other than on Form S-8).

“Purchase Money Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interest” means any Equity Interests that are not Disqualified Equity Interests.

“Rafaella Sportswear, Inc.” means Rafaella Sportswear, Inc., a Delaware corporation and the predecessor of the Issuer.

“Record Date” means any of the Record Dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Agreement” means that Redemption Agreement to be dated the Issue Date among Rafaella Sportswear, Inc., RA Cerberus Acquisition, LLC and the Issuer as in effect on the Issue Date.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes on a Redemption Date.

“Reference Date” has the meaning set forth in Section 4.09.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, replace or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness incurred in accordance with Section 4.08 (other than pursuant to Permitted Indebtedness) or clauses (1), (3) (except with respect to any contingent obligations to pay the Stockholders’ Equity Adjustment) or (11) of the definition of Permitted Indebtedness, in each case that does not:

(1)                                  have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2)                                  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3)                                  affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Register” is defined in Section 2.03.

“Registrar” has the meaning set forth in Section 2.03.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, between the Issuer, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Permanent Global Note” means a permanent Global Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means a temporary Global Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Initial Notes or Additional Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means property, plant, equipment or other assets that replace the properties and assets that were the subject of an Asset Sale or that will be used or useful in the Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or to acquire all or substantially all of the assets of, or any Equity Interests of, a Person engaged in a Permitted Business if, after giving effect to such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary and, if the Asset Sale was with respect to assets of a Guarantor, such Person is or becomes a Guarantor.

“Restricted Payment” has the meaning set forth in Section 4.09.

“Restricted Payment Amount” has the meaning set forth in Section 4.23(a).

“Restricted Payment Offer” has the meaning set forth in Section 4.23(a).

“Restricted Payment Offer Payment Date” has the meaning set forth in Section 4.23(b).

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer that at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” has the meaning set forth in Section 4.19.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder or any successor statute or statutes thereto.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Issuer and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms (which Security Agreement shall be subject to the terms and conditions of the Intercreditor Agreement).

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Stockholders’ Equity Adjustment” means any stockholders’ equity adjustment payment pursuant to Sections 3.02 or 3.03 of the Contribution Agreement to Rafaella Sportswear, Inc.

“Subsidiary” with respect to any Person, means:

(1)                                  any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)                                  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Entity” has the meaning set forth in Section 5.01(1)(b).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. SS 77aaa-77bbbb) as amended, as in effect on the date of this Indenture.

“Transaction Date” has the meaning set forth in the definition of the term “Consolidated Fixed Charge Coverage Ratio.”

“Trustee” has the meaning set forth in the preamble to this Indenture.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Issuer that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1)                                  the Issuer certifies to the Trustee that such designation complies with Section 4.09; and

(2)                                  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)                                  immediately after giving effect to such designation, the Issuer is permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.08; and

(2)                                  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“Voting Equity Interests” means, with respect to any Person, securities of any class or classes of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to appoint or vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a)                                  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)                                 the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Issuer of which all the outstanding Equity Interests (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Issuer or any Wholly Owned Subsidiary of the Issuer.

 “Working Capital” means as of any date the difference between (x) current assets of the Issuer (excluding cash and Cash Equivalents) for such date and (y) current liabilities (excluding short-term borrowings and current maturities of long-term indebtedness) of the Issuer for such date, each as determined in accordance with GAAP.

Section 1.02                                Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer or the Guarantors or any successor obligor on such securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule or under the TIA and not otherwise defined herein have the meanings assigned to them either in the TIA or SEC rule.

Section 1.03                                Rules of Construction.

Unless the context otherwise requires in this or any other Indenture Document:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and words in the plural include the singular;

(5)                                  “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6)                                  when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;

(7)                                  all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated; and

(8)                                  unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Indenture shall have such meanings when used in each other Indenture Document.

ARTICLE TWO

THE NOTES

Section 2.01                                Form and Dating.

The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto. The Exchange Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or the Depositary rule or usage to which the Issuer is subject, if any. The Issuer and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A and Exhibit B shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “144A Global Notes”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold to Institutional Accredited Investors in reliance on Rule 501(a)(1), (2), (3) or (7) under the Securities Act shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Notes”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Temporary Global Notes deposited with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Following the termination of the Distribution Compliance Period, beneficial interests in a Regulation S Temporary Global Note will be exchanged for beneficial interests in a Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of a Regulation S Permanent Global Note, the Trustee will cancel the related Regulation S Temporary Global Note.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearsteam.

The aggregate principal amount at maturity of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officer executing such Notes, as evidenced by their execution of such Notes.

Section 2.02                                Execution and Authentication; Aggregate Principal Amount.

An Officer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or its Authenticating Agent (as defined below) shall authenticate (i) Initial Notes for original issue in the aggregate principal amount at maturity not to exceed $172,000,000, (ii) Exchange Notes from time to time for issue only in exchange for a like principal amount at maturity of Initial Notes or Additional Notes and (iii) subject to compliance with Section 4.08, one or more series of Additional Notes in an unlimited amount in each case upon written orders of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.08. In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1,000 in principal amount at maturity and any integral multiple thereof.

Section 2.03                                Registrar and Paying Agent.

The Issuer initially appoints the Trustee as registrar (the “Registrar”), paying agent (the “Paying Agent”) and agent for service of demand and notices in connection with the Notes. In addition, the Issuer shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange, (b) Notes may be presented or surrendered for payment and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. Such office shall initially be at The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention:  Corporate Trust Administration. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Issuer, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent. Neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee in writing, in advance, of the name and address of any such Agent and otherwise be reasonably satisfactory to the Trustee. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

Any Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Issuer.

Section 2.04                                Obligations of Paying Agent.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold separate and apart from, and not commingle with any other properties, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest and Additional Interest, if any, on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee in writing of any Default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon receipt by the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05                                Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

Section 2.06                                Transfer and Exchange.

Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount at maturity of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or co-Registrar may reasonably require. To permit registrations of transfers and exchanges, the Issuer shall issue and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.10, 3.06 or 4.10, in which event the Issuer shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through the Depositary, in accordance with this Indenture and the Applicable Procedures.

Section 2.07                                Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Issuer or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount at maturity and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met. Except with respect to mutilated Notes, such Holder must provide an affidavit of lost certificate and an indemnity bond, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel. In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note shall constitute an additional obligation of the Issuer, entitled to the benefits of this Indenture.

Section 2.08                                Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Issuer or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless each of the Issuer and the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest and Additional Interest, if any, due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest, and Additional Interest, if any, on them ceases to accrue.

Section 2.09                                Treasury Notes; When Notes are Disregarded.

In determining whether the Holders of the required principal amount at maturity of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be considered as though they are not outstanding; provided, that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. Notes so owned, which have been pledged in good faith, may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. The Issuer shall notify the Trustee, in writing (which notice shall constitute actual notice for purposes of the foregoing sentence), when they or any of its Affiliates repurchase or otherwise acquire Notes, of the aggregate principal amount at maturity of such Notes so repurchased or otherwise acquired.

Section 2.10                                Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Issuer in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate upon receipt of a written order of the Issuer pursuant to Section 2.06 definitive Notes in exchange for temporary Notes. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.11                                Cancellation.

The Issuer at any time may deliver Notes previously authenticated hereunder which the Issuer has acquired in any lawful manner, to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Section 2.02, the Issuer may not issue new Notes to replace Notes that they have paid or delivered to the Trustee for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Trustee shall dispose of all cancelled Notes in accordance with customary procedures or, at the written request of the Issuer, shall return the same to the Issuer.

Section 2.12                                CUSIP Numbers.

A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number.

Section 2.13                                Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be.

Section 2.14                                Book-Entry Provisions for Global Notes.

(a)                                  The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of the Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth in Exhibit C.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under any Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of the Depositary and the provisions of Section 2.15; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and a successor Depositary is not appointed by the Issuer within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary to issue Physical Notes; provided that a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Physical Note or transferred to a Person who takes delivery thereof in the form of a Physical Note prior to (A) the expiration of the Distribution Compliance Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(c)                                  Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d)                                 In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.14, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount at maturity of the Global Note in an amount equal to the principal amount at maturity of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount at maturity.

(e)                                  In connection with the transfer of an entire Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.14, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount at maturity of Physical Notes of authorized denominations.

(f)                                    Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to paragraph (b) or (c) shall, except as otherwise provided by paragraphs (a)(i)(x) and (c) of Section 2.15, bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit A, as applicable.

(g)                                 The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15                                Special Transfer Provisions.

(a)                                  Transfers to Non-QIB Institutional Accredited Investors and Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to any Institutional Accredited Investor which is not a QIB or to any Non-U.S. Person:

(i)                                     the Registrar shall register the transfer of any Note constituting a Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after June 20, 2007 or (y) (1) in the case of a transfer to an Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons), the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto or (2) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto; and

(ii)                                  if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the certificate, if any, required by paragraph (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon (1) the Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of outstanding Physical Notes) a decrease in the principal amount at maturity of the Global Note in an amount equal to the principal amount at maturity of the beneficial interest in the Global Note to be transferred, and (2) the Issuer shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount at maturity.

(b)                                 Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons):

(i)                                     the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii)                                  if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the Global Note in an amount equal to the principal amount at maturity of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(c)                                  Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the circumstance contemplated by paragraph (a)(i)(x) of this Section 2.15 exists or (ii) an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act is delivered to the Registrar. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Issuer such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Issuer with respect to) the sufficiency of any such certifications, legal opinions or other information.

(d)                                      General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine compliance as to form with the express requirements hereof.

Section 2.16                                Transfers of Global Notes and Physical Notes.

A transfer of a Global Note or a Physical Note (including the right to receive principal and interest, and Additional Interest, if any, payable thereon) may be made only by the Registrar’s entering the transfer in the Register. Prior to such entry, the Issuer shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

Each Holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

ARTICLE THREE

REDEMPTION

Section 3.01                                Optional Redemption.

The Issuer may, at its option, redeem the Notes, in whole or in part, at specified times and under specified conditions, as set forth in Paragraph 5 of the Notes. If the Issuer elects to redeem Notes pursuant to Paragraph 5 of the Notes, it shall, at least forty (40) days (or such shorter period as the Trustee may agree) before the Redemption Date, notify the Trustee and Paying Agent in writing of the Redemption Date and the Accreted Value of the Notes to be redeemed and the clause of this Indenture or the Notes pursuant to which the redemption shall occur. Notwithstanding anything in this Indenture to the contrary, the Issuer shall not be prohibited from acquiring Notes by means other than redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, so long as such acquisition does not otherwise violate the terms of this Indenture.

Each Officers’ Certificate provided for in this Section 3.01 shall be accompanied by an Opinion of Counsel stating that such redemption has complied with the conditions contained herein and in the Notes. Any optional redemption referenced in such Officers’ Certificate may be cancelled by the Issuer at any time prior to a Notice of Redemption being mailed to any Holder and, thereafter, shall be null and void.

Section 3.02                                Selection of Notes to be Redeemed.

In the event that fewer than all of the Notes are to be redeemed pursuant to Paragraph 5 of the Notes, the Trustee shall select the Notes to be redeemed:

(1)                                  in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

(2)                                  if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no partial redemption will reduce the principal amount at maturity of a Note not redeemed to less than $1,000; provided further, that if a partial redemption is made with the proceeds of an Equity Offering then the Trustee shall select the Notes or portions thereof for redemption only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depositary), unless such method is prohibited.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed. Notes in denominations of $1,000 in principal amount at maturity may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03                                Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Issuer shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent. At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(1)                                  the Redemption Date;

(2)                                  the Redemption Price and the amount of accrued interest and Additional Interest, if any, to be paid to (but not including) the Redemption Date;

(3)                                  the name and address of the Paying Agent;

(4)                                  the CUSIP number;

(5)                                  the subparagraph of the Notes pursuant to which such redemption is being made;

(6)                                  the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the Redemption Date;

(7)                                  that, unless the Issuer fails to deposit with the Paying Agent funds in satisfaction of the applicable redemption price and interest and Additional Interest, if any, and on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.05, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest and Additional

Interest, if any, to (but not including) the Redemption Date, upon surrender to the Paying Agent of the Notes redeemed;

(8)                                  if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal applicable amount equal to the unredeemed portion thereof shall be issued in the name of the Holder of such original Note (unless such unredeemed portion is equal to less than $1,000 in principal amount at maturity) or transferred by book entry upon cancellation of the original Note; and

(9)                                  if fewer than all the applicable Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount at maturity of the applicable Notes to be redeemed and the aggregate principal amount at maturity of the applicable Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption. The notice, if mailed in compliance with the manner provided herein, shall be presumed to have been given, whether or not the Holders actually receive such notice.

Section 3.04                                Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest and Additional Interest, if any, to (but not including) the Redemption Date. Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest and Additional Interest, if any, thereon to (but not including) the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

Section 3.05                                Deposit of Redemption Price.

Not later than 12:00 p.m. local time in the place of payment on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the Redemption Date, of all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Issuer any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the Redemption Date, on the Notes or portions thereof to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.06                                Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note or Notes equal in principal amount at maturity to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

Section 4.01                                Payment of Notes.

The Issuer shall pay the principal of, or premium, if any, or interest, and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of, or premium, if any, or interest, and Additional Interest, if any, on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate of the Issuer) holds by 12:00 p.m. on that date U.S. Legal Tender designated for and sufficient to pay the installment in full. The Issuer shall pay interest on overdue principal at 2.0% per annum in excess of the rate per annum set forth in the Notes and will pay interest on overdue installments of interest at the such higher rate to the extent lawful. The Trustee or such Paying Agent shall return to the Issuer promptly any money (including accrued interest) that exceeds such amount of principal, premium, if any, interest and Additional Interest, if any, paid on the Notes. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no overdue interest shall accrue on such payment for the intervening period.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 4.02                                Maintenance of Office or Agency.

The Issuer shall maintain the office or agency required under Section 2.03. The Issuer shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of The Bank of New York (or its successor) and the Issuer hereby appoints The Bank of New York (or its successor) as its agent to receive all such presentations, surrenders, notices and demands.

Section 4.03                                Corporate Existence.

Except as otherwise permitted by Article Four, Article Five and Article Ten, the Issuer shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the limited liability company, partnership or corporate existence of each of the Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Issuer and each such Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right or franchise of the Issuer or any right, franchise or corporate existence with respect to any Restricted Subsidiary, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.04                                Payment of Taxes and Other Claims.

The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of the Restricted Subsidiaries or its properties or any of the Restricted Subsidiaries’ properties and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its properties or any of the Restricted Subsidiaries’ properties; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.05                                Maintenance of Properties and Insurance; Compliance with Laws.

(a)                                  The Issuer shall, and shall cause each of the Restricted Subsidiaries to, maintain in good working order and condition in all material respects (subject to ordinary wear and tear) its properties that are used or useful in the conduct of its business and that are material to the conduct of such business, and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business.

(b)                                 The Issuer shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Issuer, is adequate and appropriate for the conduct of the business of the Issuer and the Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Issuer, for companies similarly situated in the industry in which the Issuer and the Restricted Subsidiaries are engaged.

(c)                                  The Issuer shall, and shall cause each of the Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its businesses and the ownership of its properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole, or the ability of the Issuer to perform its obligations hereunder.

Section 4.06                                Compliance Certificate; Notice of Default.

(a)                                  The Issuer shall deliver to the Trustee, within ninety (90) days after the end of the Issuer’s fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether they have kept, observed, performed and fulfilled its obligations under this Indenture and the other Indenture Documents and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge the Issuer and the Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled their respective obligations under this Indenture and the other Indenture Documents in all material respects and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity.

(b)                                 The Issuer shall, so long as any Notes are outstanding, upon any Officer of the Issuer becoming aware of any Default or Event of Default, deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default within five (5) Business Days of such Officer becoming aware of such occurrence.

Section 4.07                                Waiver of Stay, Extension or Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or Collateral Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08                                Limitation on Incurrence of Additional Indebtedness.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing, the Issuer and the Guarantors may incur Indebtedness (including Acquired Indebtedness and Disqualified Equity Interests) if on the date of (after giving effect to) the incurrence of such Indebtedness and the application of the proceeds thereof: (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Fixed Charge Coverage Ratio of the Issuer will be at least 2.0 to 1.0.

Section 4.09                                Limitation on Restricted Payments.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                  declare or pay any dividend or make any distribution (other than dividends or distributions payable (i) in Qualified Equity Interests of the Issuer and (ii) to the Issuer or a Guarantor) on or in respect of Equity Interests of the Issuer or its Restricted Subsidiaries;

(2)                                  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any Restricted Subsidiary, or any Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Guarantor);

(3)                                  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or any Restricted Subsidiary that is subordinate or junior in right of payment to the Notes or a Guarantee (other than Indebtedness of the Issuer or a Restricted Subsidiary held by the Issuer or a Guarantor and meeting the definition of Permitted Indebtedness); or

(4)                                  make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)                                     a Default or an Event of Default shall have occurred and be continuing;

(ii)                                  the Issuer is not permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.08;

(iii)                               the Issuer has not made a Restricted Payment Offer pursuant to Section 4.23 prior to making any Restricted Payment set forth in clauses (1), (2) or (3) above; or

(iv)                              the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A)                              50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Issuer earned during the period beginning on the first day of the first full fiscal quarter after the Issue Date and ending on the last day of the Issuer’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B)                                100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Issuer from any Person (other than a Subsidiary of the Issuer) from a Capital Contribution or the issuance and sale subsequent to the Issue Date and on or prior to the date of the Restricted Payment of Qualified Equity Interests of the Issuer (excluding (i) any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under Section 3.01 and (ii) any funds contributed or invested by Acquisition Co. with funds paid to Acquisition Co. pursuant to the Escrow Agreement); plus

(C)                                100% of the aggregate net proceeds, including the Fair Market Value of property other than cash received from the issuance of Indebtedness or shares of Disqualified Equity Interests of the Issuer that have been converted into or exchanged for Qualified Equity Interests of the Issuer subsequent to the Issue Date and on or prior to the date of the Restricted Payment; plus

(D)                               an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any of its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Issuer or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a

Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made subsequent to the Issue Date (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clause (iv)(B) above, any net cash proceeds from Capital Contributions and issuances and sales of Qualified Equity Interests of the Issuer financed directly or indirectly using funds borrowed from the Issuer or any Subsidiary of the Issuer, shall be excluded until and to the extent such borrowing is repaid.

The provisions set forth in the immediately preceding paragraph do not prohibit (each of the following an “Excluded Restricted Payment”):

(1)                                  the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2)                                  the purchase, redemption or other acquisition of any shares of Qualified Equity Interests of the Issuer either (i) solely in exchange for other shares of Qualified Equity Interests of the Issuer or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Issuer) of Qualified Equity Interests of the Issuer within 60 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iv)(B) of the preceding paragraph;

(3)                                  the purchase, redemption or other acquisition of any Indebtedness of the Issuer or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for Qualified Equity Interests of the Issuer, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Issuer) within 60 days after such sale if no Default or Event of Default would exist after giving effect thereto, of Refinancing Indebtedness;

(4)                                  an Investment either (i) solely in exchange for shares of Qualified Equity Interests of the Issuer or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Issuer) of shares of Qualified Equity Interests of the Issuer within 60 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iv)(B) of the preceding paragraph;

(5)                                  repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other similar rights if such Equity Interests represents a portion of the exercise price of such options, warrants or other similar rights;

(6)                                  payments, advances or dividends to any direct or indirect parent entity of the Issuer to be used by such entity solely to pay its franchise taxes and reasonable directors’ fees and other fees and expenses owing by it in the ordinary course of business; provided, that such advances are in an aggregate amount not to exceed $500,000 in any fiscal year, to the extent actually used by such entity to pay such taxes, fees and expenses;

(7)                                  the application of the proceeds from the issuance of the Notes on the Issue Date as described under the “Use of Proceeds” section of the Offering Circular, including any investment or reinvestment of any amounts in escrow on or after the Issue Date and the application of any such proceeds after the Issue Date upon release from escrow in accordance with the terms of the Escrow Agreement;

(8)                                  payments of the Stockholders’ Equity Adjustment in connection with the Transactions;

(9)                                  payments, advances or dividends to any direct or indirect parent entity of the Issuer to be used by such entity solely to pay federal, state and local income taxes made no earlier than five days prior to the date on which such entity is required to make such payment in an amount not to exceed the aggregate tax liability of the Issuer and its Restricted Subsidiaries for such calendar year determined as if the Issuer and its Restricted Subsidiaries were a separate affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended) filing a consolidated return, or, to the extent applicable, a separate group filing combined or unitary returns, and then only to the extent that any such payments are actually paid by such entity to governmental entities;

(10)                            so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer from employees, former employees, consultants and former consultants, officers or former officers, directors or former directors of the Issuer or any of its subsidiaries (or permitted transferees and Heirs of such employees, former employees, consultants and former consultants, officers or former officers, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Equity Interests; provided, that the aggregate amount of such repurchases and other acquisitions in any fiscal year shall not exceed $2.0 million; provided further that the Issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $4.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the common equity of the Issuer) to employees, officers, directors or consultants of the Issuer and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (ii) the cash proceeds of key-man life insurance policies received by the Issuer and its Restricted Subsidiaries after the date of this Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (10); and provided further that the net cash proceeds from such sales of Qualified Equity Interests described in subclause (i) of this clause (10) shall be excluded from clauses (iv)(B) and (C) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (10);

(11)                            following the first Public Equity Offering of the Issuer or any parent of the Issuer after the date of this Indenture, the payment of dividends on common Equity Interests of the Issuer, and, in the case of a Public Equity Offering of any parent of the Issuer, solely for the purpose of paying dividends on the parent’s common Equity Interests, in an amount not to exceed 6% per annum of the gross proceeds of such Public Equity Offering received by, and in the case of a Public Equity Offering of any parent, contributed to the capital of, the Issuer;

(12)                            so long as no Default or Event of Default shall have occurred or be continuing or would exist after giving effect thereto, payments not to exceed $200,000 in the aggregate since the Issue Date to enable the Issuer to make payments to Holders of its Equity Interests in lieu of issuance of fractional shares of its Equity Interests;

(13)                            the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.08;

(14)                            in the event of a Change of Control, so long as no Default or Event of Default shall have occurred or be continuing or would exist after giving effect thereto, the payment, purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness at a purchase price not greater than 101% of the principal amount (or, if such subordinated Indebtedness were issued with original issue discount, 101% of the accreted value) of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(15)                            other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iv) of the first paragraph of this Section 4.09 amounts expended pursuant to clauses (1), (11), (12), (13), (14) and (15) shall be included in such calculation.

Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Issuer’s latest available internal quarterly financial statements.

Section 4.10                                Limitation on Asset Sales.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2)                                  at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents or a combination thereof and is received at the time of such disposition; provided that, for purposes of this covenant, the following are deemed to be cash:

(a)                                  the assumption of Indebtedness of the Issuer or any Restricted Subsidiary (other than Obligations in respect of Disqualified Capital Stock or Preferred Stock of the Issuer or any Restricted Subsidiary) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale;

(b)                                 securities or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are promptly converted by the Issuer or such Restricted Subsidiary into cash, to the extent of cash received in that conversion;

(c)                                  cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale to the extent such cash is actually disbursed to the Issuer or such Restricted Subsidiary in accordance with the terms of such escrow; and

(d)                                 Replacement Assets;

(3)                                  the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)                                  (i) to repay or prepay Indebtedness under the Credit Agreement and permanently reduce the corresponding commitments thereunder, (ii) to retire Purchase Money Indebtedness secured by the asset that was the subject of the Asset Sale and/or (iii) in the case where the property or asset that was the subject of such Asset Sale is the property or asset of a Foreign Restricted Subsidiary, to repay Indebtedness of such Foreign Restricted Subsidiary and, if such debt is revolving credit Indebtedness, permanently reduce the corresponding commitments thereunder;

(b)                                 to make an investment in Replacement Assets; or

(c)                                  a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Issuer or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders the maximum principal amount at maturity of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to be an Asset Sale on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Issuer may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this covenant). To the extent that the aggregate Accreted Value of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuer and its Restricted Subsidiaries may use the remaining portion of the Net Proceeds Offer Amount for general corporate purposes. Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01 that does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. The Fair Market Value of such properties and assets of the Issuer or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within thirty (30) days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of twenty (20) business days or such longer period as may be required by law.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance with such securities laws and regulations.

Section 4.11                                Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on or in respect of its Equity Interests;

(2)                                  make loans or advances to, or to pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(3)                                  transfer any of its property or assets to the Issuer or any other Restricted Subsidiary, except for such encumbrances or restrictions existing:

(a)                                  under applicable law, rule or regulation;

(b)                                 under this Indenture, the Collateral Agreements and the Guarantees;

(c)                                  by reason of customary non-assignment provisions of any lease of any Restricted Subsidiary to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d)                                 under any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)                                  under the Credit Agreement and all amendments, modifications, restatements, supplements, renewals, replacements or substitutions thereof on terms no more adverse to the Holders and no less favorable or more onerous to the Issuer and its Restricted Subsidiaries than those contained in the Credit Agreement on the Issue Date;

(m)                               by reason of restrictions on the transfer of assets subject to any Permitted Lien;

(g)                                 under customary agreements to sell assets or Equity Interests permitted to be sold under this Indenture pending the closing of such sale;

(h)                                 under agreements or instruments relating to Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided, that such encumbrances and restrictions relate only to the assets financed with such Indebtedness;

(i)                                     by reason of restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into in the ordinary course of business;

(j)                                     under Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (h) above; provided, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more adverse to the Holders and no less favorable or more onerous to the Issuer and its Restricted Subsidiaries than the provisions relating to such encumbrance or restriction contained in agreements referred to in the Indebtedness being Refinanced;

(k)                                  under restrictions in other Indebtedness incurred in compliance with Section 4.08; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above; or

(l)                                     under customary non-assignment provisions in agreements entered into in the ordinary course of business.

Section 4.12                                Limitation on Issuances and Sales of Equity Interests of Subsidiaries.

The Issuer will not, and will not permit or cause any of its Restricted Subsidiaries to, transfer, convey, issue or sell any Equity Interests of any Restricted Subsidiary to any Person (other than to the Issuer or to a Wholly Owned Restricted Subsidiary and, if necessary, shares of Equity Interests constituting directors’ qualifying shares); provided, that this provision shall not prohibit:

(1)                                  any transfer, issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.09 if made on the date of such issuance or sale or

(2)                                  the sale of all of the Equity Interests of a Restricted Subsidiary in compliance with the provisions of Section 4.10.

Section 4.13                                Limitation on Liens.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Section 4.14                                Limitations on Transactions with Affiliates.

(a)                                  The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x)                                   Permitted Affiliate Transactions, and

(y)                                 Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

With respect to all Affiliate Transactions:

(i)                                     the Issuer shall deliver an Officers’ Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph;

(ii)                                  if such Affiliate Transaction involves aggregate payments or other property with a Fair Market Value in excess of $1.0 million, such transaction shall be approved by a majority of the disinterested members of the Board of Directors of the Issuer, such approval to be evidenced by a Board Resolution stating that such members of the Board of Directors have determined that such transaction complies with the foregoing provisions; and

(iii)                               if such Affiliate Transaction involves an aggregate Fair Market Value of more than $10.0 million, the Issuer or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b)                                 The restrictions set forth in Section 4.14(a) shall not apply to the following transactions (collectively, “Permitted Affiliate Transactions”):

(1)                                  reasonable fees and compensation paid to directors of the Issuer who are not employees and to consultants of the Issuer, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, in each case, as determined in good faith by the Issuer’s Board of Directors;

(2)                                  transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by this Indenture;

(3)                                  any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, the Issuer or the Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date;

(4)                                  Restricted Payments permitted by this Indenture or Permitted Investments;

(5)                                  any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction or creating a holding Issuer of the Issuer;

(6)                                  any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into in good faith by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(7)                                  arrangements existing on the Issue Date as disclosed in the Offering Circular under the sections entitled “Certain Relationships and Related Transactions” and

“Management—Consulting and Employment Agreements” or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the Notes in any material respect than such agreement immediately prior to such amendment);

(8)                                  issuance of Qualified Equity Interests of the Issuer and the granting of registration rights with respect to such Qualified Equity Interests;

(9)                                  transactions with customers, suppliers or purchasers or sellers of goods or services which are on terms no less favorable to the Issuer and its Restricted Subsidiaries than those that could be obtained contemporaneously in comparable transactions with Persons who are not Affiliates; and

(10)                            the reimbursement of out-of-pocket expenses of Cerberus Capital Management, L.P. and its Affiliates in connection with the Transactions.

Section 4.15                                Additional Subsidiary Guarantees.

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Issuer shall cause such Domestic Restricted Subsidiary to:

(1)                                  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth herein;

(2)                                  (a) execute and deliver to the Collateral Agent such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Equity Interests of such new Domestic Restricted Subsidiary and any debt securities of such new Subsidiary, subject to the Permitted Liens, which are owned by the Issuer or Subsidiary and required to be pledged pursuant to the Security Agreement, and (b) subject to the terms of the Intercreditor Agreement, deliver to the Collateral Agent any certificates representing such Equity Interests and debt securities, together with (i) in the case of such Equity Interests, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Issuer or such Subsidiary, as the case may be;

(3)                                  take such actions as are necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary to the extent required pursuant to the terms of the Collateral Agreements, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

(4)                                  take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(5)                                  deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in this Indenture.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 4.16                                Impairment of Security Interest.

Neither the Issuer nor any of its Restricted Subsidiaries will (a) take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, (b) grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens or (c) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes and the Collateral Agreements and subject to the terms of the Intercreditor Agreement. The Issuer shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request or as necessary to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements as necessary or at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Section 4.17                                Real Estate Mortgages and Filings.

With respect to any fee interest in any real property (individually and collectively, the “Premises”) (a) owned by the Issuer or a Guarantor on the Issue Date or (b) acquired by the Issuer or a Guarantor after the Issue Date (other than pursuant to a Capitalized Lease Obligation or Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of Permitted Indebtedness), with (i) a purchase price or (ii) as of the Issue Date, with a Fair Market Value, of greater than $1.0 million, on the Issue Date in the case of clause (a) and within 90 days of the acquisition thereof in the case of clause (b), the Issuer shall deliver to the Collateral Agent (subject to the terms of the Intercreditor Agreement):

(1)                                  as mortgagee, fully executed counterparts of Mortgages duly executed by the Issuer or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to the first priority Lien of the Administrative Agent to secure Credit Agreement Obligations up to (but not in excess of) the Maximum Priority Debt Amount, and other Permitted Liens, against the properties purported to be covered thereby;

(2)                                  mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, customary endorsements (the endorsements in title insurance policies in favor of the Administrative Agent under the Credit Agreement being deemed customary for this purpose) and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3)                                  with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Issuer and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Issuer or Guarantor, as applicable, of such Premises for the Issuer or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises;

provided, however, that the obligations under this covenant shall not apply until the Issuer and the Guarantors own real properties with an aggregate Fair Market Value in excess of $7.5 million.

Section 4.18                                Conduct of Business.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

Section 4.19                                Reports to Holders.

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding, the Issuer will furnish to the Trustee and furnish, upon request, to the Holders:

(1)                                  all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; provided, however, that with respect to the fiscal year ended June 30, 2005, the Issuer will only be required to provide the financial information that would be required to be contained in Form 10-K (including Management’s Discussion and Analysis of Financial Conditions and Results of Operations), which information shall be provided to Holders on or prior to October 31, 2005; and

(2)                                  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; provided, however, that the Issuer will only be required to use its reasonable efforts to provide reports on Form 8K with respect to non-financial information during the fiscal year ending June 30, 2006, in each case within the time periods specified in the SEC’s rules and regulations.

Notwithstanding this Section 4.19, the Issuer may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Issuer if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

Following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Issuer will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, the Issuer has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.20                                Payments for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, any Collateral Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.21                                Repurchase Upon Change of Control.

(a)                                  Upon the occurrence of a Change of Control, the Issuer will be required to offer to purchase all or a portion (in integral multiples of $1,000) of each Holder’s Notes using immediately available funds pursuant to the offer described in clause (b) below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

(b)                                 Within thirty (30) days following the date upon which the Change of Control occurred, the Issuer shall send, by registered first class mail, postage prepaid, a notice to each record Holder as shown on the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.21 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment;

(2)                                  the purchase price (including the amount of accrued interest and Additional Interest, if any) and the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(3)                                  that any Note not tendered shall continue to accrue interest and Additional Interest, if any;

(4)                                  that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, and Additional Interest, if any, after the Change of Control Payment Date;

(5)                                  that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)                                  that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the Accreted Value of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(7)                                  that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount at maturity equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount at maturity of $1,000 or integral multiples thereof; and

(8)                                  the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

On or before the Change of Control Payment Date, the Issuer shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest and Additional Interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Issuer. Promptly following receipt of such Officers’ Certificate, the Paying Agent shall transmit in accordance with the procedures of the Depositary, if applicable, or mail to the Holders of Notes so tendered the purchase price for such Notes and the Issuer shall promptly issue and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly returned by the Issuer to the Holders thereof. For purposes of this Section 4.21, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Issuer, upon written request of the Issuer.

Neither the Board of Directors of the Issuer nor the Trustee may waive the Issuer’s obligation to offer to purchase the Notes pursuant to this Section 4.21.

(d)                                 The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or greater than 101% of the Accreted Value thereof and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

(e)                                  The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of this Indenture by virtue thereof.

Section 4.22                                Excess Cash Flow Offer.

(a)                                  Within one hundred (100) days after the end of each fiscal year beginning with the fiscal year ending June 30, 2006, the Issuer will make an offer (an “Excess Cash Flow Offer”) to all Holders, on a pro rata basis, to purchase the maximum principal amount at maturity of Notes for which the sum of 101% of principal amount at maturity of such Notes, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, is equal to 50% of the Excess Cash Flow from the previous fiscal year (the “Excess Cash Flow Offer Amount”). If the aggregate amount paid by the Issuer to Holders of Notes tendered pursuant to any Excess Cash Flow Offer is less than the related Excess Cash Flow Offer Amount, the Issuer may, subject to other provisions of this Indenture, use the amount of such difference for general corporate purposes.

Notwithstanding the foregoing, for the purposes of calculating the Excess Cash Flow Offer Amount, the amount of Excess Cash Flow for any fiscal year shall not exceed an amount equal to (A) net cash provided by operating activities plus the net cash provided by investing activities, each as determined for such fiscal year for the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP, minus (B) the aggregate principal amount at maturity of the Notes purchased or redeemed by the Issuer during such fiscal year (excluding any purchases made pursuant to (i) the Excess Cash Flow Offer and (ii) any and all Net Proceeds Offers in connection with Assets Sales).

(b)                                 Each Excess Cash Flow Offer shall remain open for a period of twenty (20) Business Days from the date such notice is mailed, or such longer period is required by law (the last day of such period being the “Excess Cash Flow Payment Date”). The Issuer must send the Excess Cash Flow Offer, by registered first-class mail, to each Holder, with a copy to the Trustee. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Cash Flow Offer. Such notice shall state:

(1)                                  that the Excess Cash Flow Offer is being made pursuant to this Section 4.22;

(2)                                  the purchase price (including the amount of accrued interest and Additional Interest, if any) and the Excess Cash Flow Payment Date;

(3)                                  that any Note not tendered shall continue to accrue interest and Additional Interest, if any;

(4)                                  that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Excess Cash Flow Offer shall cease to accrue interest, and Additional Interest, if any, after the Excess Cash Flow Payment;

(5)                                  that Holders electing to have a Note purchased pursuant to a Excess Cash Flow Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Excess Cash Flow Payment Date;

(6)                                  that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Excess Cash Flow Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(7)                                  that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount at maturity equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount at maturity of $1,000 or integral multiples thereof.

(c)                                  If only a portion of a Note is purchased pursuant to a Excess Cash Flow Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued. If any of the Notes subject to the Excess Cash Flow Offer is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

(d)                                 On or before the Excess Cash Flow Payment Date, the Issuer shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest and Additional Interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Issuer. Promptly following receipt of such Officers’ Certificate, the Paying Agent shall transmit in accordance with the procedures of the Depositary, if applicable, or mail to the Holders of Notes so tendered the purchase price for such Notes and the Issuer shall promptly issue and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly returned by the Issuer to the Holders thereof.

(e)                                  The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.22, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.22 by virtue thereof.

Section 4.23                                Restricted Payment Offer.

(a)                                  If the Issuer determines that it will seek to make a Restricted Payment (the “Restricted Payment Amount”) pursuant to clause (1), (2) or (3) of the first paragraph under Section 4.09 (other than an Excluded Restricted Payment), the Issuer shall make an offer (a “Restricted Payment Offer”) to all Holders, on a pro rata basis, to purchase the maximum principal amount at maturity of Notes for which the sum of 101% of principal amount at maturity of such Notes, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, is equal to the Restricted Payment Amount. If the aggregate amount paid by the Issuer to Holders of Notes tendered pursuant to any Restricted Payments Offer is less than the related Restricted Payment Amount, the Issuer may, subject to other provisions of this Indenture, make such Restricted Payment in the amount of such excess.

(b)                                 Each Restricted Payment Offer shall remain open for a period of twenty (20) Business Days from the date such notice is mailed, or such longer period is required by law (the last day of such period being the “Restricted Payment Offer Payment Date”). The Issuer must send the Restricted Payment Offer, by registered first-class mail, to each Holder, with a copy to the Trustee. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Restricted Payment Offer. Such notice shall state:

(1)                                  that the Restricted Payment Offer is being made pursuant to this Section 4.23;

(2)                                  the purchase price (including the amount of accrued interest and Additional Interest, if any) and the Restricted Payment Offer Payment Date);

(3)                                  that any Note not tendered shall continue to accrue interest and Additional Interest, if any;

(4)                                  that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Restricted Payment Offer shall cease to accrue interest, and Additional Interest, if any, after the Restricted Payment Offer Payment Date;

(5)                                  that Holders electing to have a Note purchased pursuant to a Restricted Payment Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Restricted Payment Offer Payment Date;

(6)                                  that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Restricted Payment Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(7)                                  that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount at maturity equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount at maturity of $1,000 or integral multiples thereof.

(c)                                  If only a portion of a Note is purchased pursuant to a Restricted Payment Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Restricted Payment Offer will be cancelled and cannot be reissued. If any of the Notes subject to the Restricted Payment Offer is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

(d)                                 On or before the Restricted Payment Offer Payment Date, the Issuer shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Restricted Payment Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest and Additional Interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Issuer. Promptly following receipt of such Officers’ Certificate, the Paying Agent shall transmit in accordance with the procedures of the Depositary, if applicable, or mail to the Holders of Notes so tendered the purchase price for such Notes and the Issuer shall promptly issue and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly returned by the Issuer to the Holders thereof.

(e)                                  The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Restricted Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.23, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.23 by virtue thereof.

Section 4.24                                Additional Interest.

If Additional Interest becomes payable by the Issuer pursuant to the Registration Rights Agreement, the Issuer shall deliver to the Trustee an Officers’ Certificate stating (i) the amount of Additional Interest due and payable, (ii) the section of the Registration Rights Agreement pursuant to which Additional Interest is due and payable and (iii) the date on which Additional Interest is payable. Unless and until a Trust Officer receives such an Officers’ Certificate, the Trustee may assume without inquiry that no Additional Interest is payable; provided, that the failure of the Issuer to deliver to the Trustee such Officers’ Certificate shall not relieve the Issuer of its obligation to pay any such Additional Interest when due and payable.

Section 4.25                                Calculation of Original Issue Discount.

The Issuer shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE FIVE

SUCCESSOR CORPORATION

Section 5.01                                Merger, Consolidation and Sale of Assets.

The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Permitted Lien) or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Permitted Lien) or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)                                  either:

(a)                                  the Issuer shall be the surviving or continuing corporation; or

(b)                                 the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of the Issuer’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)                                   shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided, that if such Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y)                                 shall expressly assume (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Issuer under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2)                                  unless such transaction is (i) a consolidation or merger of the Issuer or any Restricted Subsidiary, as the case may be, with or into a Guarantor, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer to a Guarantor, (ii) not for the purpose of evading this provision and not in connection with any other transaction, and (iii) otherwise complies with the terms of this Indenture, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, is permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.08 or would have a Consolidated Fixed Charge Coverage Ratio at least equal to the Issuer’s Consolidated Fixed Charge Coverage Ratio immediately preceding such transaction;

(3)                                  unless such transaction is (i) a consolidation or merger of the Issuer or any Restricted Subsidiary, as the case may be, with or into a Guarantor, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer to a Guarantor, (ii) not for the purpose of evading this provision and not in connection with any other transaction, and (iii) otherwise complies with the terms of this Indenture, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)                                  the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of Section 5.01(1), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

This Section 5.01 shall not apply to any merger or consolidation with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction of the United States; provided that (x) such Affiliate has no assets, liabilities or operations immediately prior to such merger or consolidation and (y) the Issuer has complied with its obligations under Section 12 of the Security Agreement in connection with such transaction.

Section 5.02                                Successor Entity Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with Section 5.01, in which the Issuer is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the predecessor Issuer and any Guarantors that remain Subsidiaries of the Issuer shall be released from their obligations under this Indenture, the Guarantees and the Collateral Agreements, except to the extent that such entities remain Subsidiaries of the substituted entity.

ARTICLE SIX

DEFAULT AND REMEDIES

Section 6.01                                Events of Default.

The following events are defined in this Indenture as “Events of Default”:

(1)                                  the failure by the Issuer or the Guarantors to pay interest and Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of thirty (30) consecutive days;

(2)                                  the failure by the Issuer or the Guarantors to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer Excess Cash Flow Offer or Restricted Payments Offer, when such payments become due);

(3)                                  a default by the Issuer or the Guarantors in the observance or performance of any other covenant or agreement contained in this Indenture (other than the payment of the principal of, or premium, if any, or interest or Additional Interest, if any, on any Note) or any Collateral Agreement which default continues for a period of forty-five (45) days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)                                  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Issuer or any Restricted Subsidiary other than the Notes and the Guarantees, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within thirty (30) days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $7.5 million or more at any time;

(5)                                  one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against the Issuer or any of its Restricted Subsidiaries (other than any judgment as to which a third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of sixty (60) consecutive days after such judgment or judgments become final and non-appealable;

(6)                                  the Issuer or any Significant Subsidiary (A) commences a voluntary case or proceeding under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law with respect to itself, (B) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) makes a general assignment for the benefit of its creditors; or (E) takes any corporate action to authorize or effect any of the foregoing;

(7)                                  a court of competent jurisdiction enters an order or decree that (A) is an order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, (B) appoints a Custodian of the Issuer or any Significant Subsidiary or for substantially all of its property or (C) orders the winding-up or liquidation of its affairs; and, in each case of clauses (A), (B) and (C), and such order or decree shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(8)                                  any Collateral Agreement at any time for any reason shall cease to be in full force and effect or ceases to give, in all material respects, the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement; provided that it will not be an Event of Default under this clause (8) if the sole result of such failure of the Collateral Agreements to be fully enforceable is that Collateral subject to any Liens purported to be granted under such unenforceable Collateral Agreements, individually or in the aggregate, have a Fair Market Value of less than $1.0 million;

(9)                                  the Issuer or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(10)                            any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 6.02                                Acceleration.

(a)                                  If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) above with respect to the Issuer) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount at maturity of outstanding Notes may declare the principal of and premium, if any, and accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b)                                 If an Event of Default specified in Section 6.01(6) or (7) above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)                                  At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a) and (b), the Holders of a majority in principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

(i)                                     if the rescission would not conflict with any judgment or decree;

(ii)                                  if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest or Additional Interest, if any, that has become due solely because of the acceleration;

(iii)                               if the Issuer has paid to the Trustee its reasonable compensation and reimbursed it for its expenses, disbursements and advances;

(iv)                              to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid; and

(v)                                 in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

(d)                                 No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03                                Other Remedies.

If an Event of Default occurs and is continuing, each of the Trustee and the Collateral Agent may, subject to the Intercreditor Agreement, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest, or Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Collateral Agreement.

Each of the Trustee and the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04                                Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount at maturity of the Notes may waive any existing Default or Event of Default and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Notes. When a Default or Event of Default is waived, it is cured and ceases to exist.

Section 6.05                                Control by Majority.

Subject to Section 2.09, the Holders of a majority in principal amount at maturity of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as the case may be, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be, including, without limitation, any remedies provided for in Section 6.03. Subject to Section 7.01 and 7.02(f), however, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing) that the Trustee or the Collateral Agent, as the case may be, reasonably believes conflicts with any applicable law or this

Indenture, that the Trustee or the Collateral Agent, as the case may be, determines in good faith may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee or the Collateral Agent, as the case may be, to personal liability; provided that the Trustee or the Collateral Agent, as the case may be, may take any other action deemed proper by the Trustee or the Collateral Agent, as the case may be, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing).

Section 6.06                                Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                  the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)                                  subject to Section 2.09, Holders of at least 25% in principal amount at maturity of the outstanding Notes make a written request to the Trustee to institute proceedings in respect of that Event of Default;

(3)                                  such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)                                  the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(5)                                  during such sixty (60) day period the Holders of a majority in principal amount at maturity of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.07                                Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08                                Collection Suit by Trustee or Collateral Agent.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee or the Collateral Agent may recover judgment (i) in its own name and (ii)(x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Secured Parties, in each case against the Issuer or any other obligor on the Notes for the whole amount of principal of, premium, if any, and accrued interest, remaining unpaid on, the Notes, together with interest on overdue principal and, to the extent that payment of such interest, and Additional Interest, if any, is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due the Trustee under the Collateral Agreements and Section 7.07.

Section 6.09                                Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer or any other obligor upon the Notes, any of their respective creditors or any of their respective property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under the Collateral Agreements and Section 7.07. The Issuer’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                                Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First:  to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second:  if the Holders are forced to proceed against the Issuer directly without the Trustee or the Collateral Agent, to Holders for their collection costs;

Third:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Fourth:  to the Issuer or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11                                Undertaking for Costs.

All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount at maturity of the then outstanding Notes.

Section 6.12                                Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent, or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE SEVEN

TRUSTEE

Section 7.01                                Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                  the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA, and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                  this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                                  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)                                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability. The Trustee shall be under no obligation to exercise of any of its rights or powers under this Indenture or the Collateral Agreements at the request, order or direction of any Holders unless such Holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs and expenses which may be incurred by it in compliance with such request, order or direction.

(e)                                  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f)                                    The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Issuer. Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

Section 7.02                                Rights of Trustee.

Subject to Section 7.01:

(a)                                  The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement instrument, opinion, report, request direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The written advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) or attorney appointed with due care.

(d)                                 The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)                                  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole expense of the Issuer and to consult with the officers and representatives of the Issuer, including the Issuer’s accountants and attorneys, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Articles Four or Five hereof.

(f)                                    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Issuer to have been duly adopted and in full force and effect on the date hereof.

(h)                                 The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or shall have received from the Issuer, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Indenture.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                                     The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)                                  The permissive right of the Trustee to take any action under this Indenture or any Collateral Agreements shall not be construed as a duty to so act.

Section 7.03                                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, any Subsidiary of the Issuer or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to TIA Sections 310(b) and 311.

Section 7.04                                Trustee’s Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes or the Collateral Agreements, and it shall not be accountable for the Issuer use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture, the Notes, the Collateral Agreements or any other documents in connection with the issuance of the Notes other than the Trustee’s certificate of authentication.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Agreements, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Agreement, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Agreements, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Collateral Agreements or any agreement or assignment contained in any thereof, for the validity of the title of the Issuer or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 7.05                                Notice of Default.

If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Issuer or any Holder, the Trustee shall mail to each Holder, with a copy to the Issuer, notice of the Default or Event of Default within ninety (90) days thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, and interest or Additional Interest, if any, on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06                                Reports by Trustee to Holders.

Within sixty (60) days after each April 15, beginning with April 15, 2006, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed by the Trustee to the Issuer and filed by the Issuer with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Issuer shall promptly notify the Trustee in writing if the Notes become listed or quoted on any stock exchange or market and of any delisting thereof and the Trustee shall comply with TIA Section 313(d).

Section 7.07                                Compensation and Indemnity.

The Issuer shall pay to the Trustee, Collateral Agent, the Paying Agent and the Registrar (each an “Indemnified Party”) from time to time compensation for their respective services as Trustee, Collateral Agent, Paying Agent or Registrar, as the case may be, as agreed to in writing between each of the Trustee, the Collateral Agent, the Paying Agent and the Registrar, on the one hand and the Issuer, on the other. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each Indemnified Party upon request for all reasonable out-of-pocket expenses incurred or made by it in connection with the performance of its duties under, as the case may be, this Indenture or the Collateral Agreements. Such expenses shall include the reasonable fees and expenses of each of such Indemnified Party’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, hereby indemnify each Indemnified Party and its agents, employees, stockholders and directors and officers for, and holds each of them harmless against, any loss, cost, claim, liability or expense incurred by any of them except to the extent caused by any negligence, bad faith or willful misconduct on the part of such Indemnified Party, arising out of or in connection with this Indenture or the Collateral Agreements, or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending themselves against any claim or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel). The Trustee shall notify the Issuer promptly of any claim asserted against an Indemnified Party for which such Indemnified Party has advised the Trustee that it may seek indemnity hereunder or under the Collateral Agreements. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. At the Indemnified Party’s sole discretion, the Issuer shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party. Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel; provided that the Issuer shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between the Issuer and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party. The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Issuer’s and Guarantors’ payment obligations in this Section 7.07, each Indemnified Party shall have a lien prior to the Notes on all Collateral held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of or interest on particular Notes.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Agreements or the resignation or removal of the Trustee.

The Trustee shall comply with the provisions of TIA Section 312(b)(2) to the extent applicable.

Section 7.08                                Replacement of Trustee.

The Trustee may resign by providing written notice to the Issuer. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Section 7.08 shall become effective until the acceptance of appointment by the successor Trustee in accordance with this Indenture. The Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee. The Issuer, by a Board Resolution, may remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.10;

(2)                                 the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law;

(3)                                  a receiver or other public officer takes charge of the Trustee or its property; or

(4)                                  the Trustee becomes incapable of acting as Trustee hereunder or with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall immediately duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its lien, if any, provided for in Section 7.07. Such retiring Trustee shall at the expense of the Issuer and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. The successor Trustee will mail a notice of its succession to Holders.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Issuer’s expense, the Issuer or the Holders of at least 10% in aggregate principal amount at maturity of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Issuer shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding any resignation or replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09                                Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of the trust created by this Indenture) to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10                                Eligibility; Disqualification.

(a)           This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5). The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2). The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. The provisions of TIA Section 310 shall apply to the Issuer, as obligor of the Notes.

(b)                                 If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11                                Preferential Collection of Claims Against Issuer.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12                                Trustee as Paying Agent and Collateral Agent.

References to the Trustee in Sections 7.01(f), 7.02, 7.03, 7.04, and 7.07 shall include the Trustee in its role as Paying Agent and as Collateral Agent.

Section 7.13                                Co-Trustees, Co-Collateral Agent and Separate Trustees and Collateral Agent.

(a)                                  At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Issuer, the Trustee and the Collateral Agent shall have the power to appoint, and, upon the written request of the Trustee, the Collateral Agent or of the Holders of at least 25% in principal amount at maturity of the Notes outstanding, the Issuer shall for such purpose, join with the Trustee or the Collateral Agent, as the case may be, in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate trustees or Collateral Agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power, deemed necessary or desirable, subject to the other provisions of this Section 7.13.

(b)                                 Should any written instrument from the Issuer be required by any co-trustee, co-collateral agent or separate trustee or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer.

(c)                                  Every co-trustee, co-collateral agent or separate trustee or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(i)                                     The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(ii)                                  The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, or by the Collateral Agent and such co-collateral agent or separate collateral agent, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee or co-collateral agent or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee, collateral agent or co-collateral agent or separate collateral agent.

(iii)                               The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13; provided, that, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, co-collateral agent, separate trustee or separate collateral agent without the concurrence of the Issuer. Upon the written request of the Trustee, the Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, co-collateral agent, separate trustee or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.13.

(iv)                              No co-trustee, co-collateral agent or separate trustee or separate collateral agent hereunder shall be personally liable by reason of any act or omission of any other such trustee or collateral agent hereunder.

(v)                                 Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee and any act of Holders delivered to the

Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent.

Section 7.14                                Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion, or representation by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel or representation by counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.01                                Legal Defeasance and Covenant Defeasance.

(a)                                  The Issuer may, at its option and at any time, elect to have either paragraph (b) or paragraph (c) below be applied to the outstanding Notes and all obligations of the Guarantors upon compliance with the applicable conditions set forth in paragraph (d).

(b)                                 Upon the Issuer’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Issuer and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Guarantees and the Collateral Agreements on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clause (i) and (ii) below, and the Issuer and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Guarantees and the Collateral Agreements, except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph payments in respect of the principal of, and premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due, (ii) obligations listed in Section 8.03, subject to compliance with this Section 8.01 and (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith. The Issuer may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c)                                  Upon the Issuer’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Issuer and the Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Section 4.05, Sections 4.08 through Section 4.23 and Section 5.01(2), with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein, in the Guarantees, the Collateral Agreements or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in paragraph (d) below, Sections 6.01(3) through 6.01(9) (except, in the case of Section 6.01(6) and 6.01(7), with respect only to Significant Subsidiaries) shall not constitute Events of Default.

(d)                                 The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

(1)                                  The Issuer shall have irrevocably deposited in trust with the Trustee, pursuant to an irrevocable trust to the Trustee, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated dates for payment or redemption, as the case may be; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Issuer instructing the Trustee (or other qualifying trustee) to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes to maturity or redemption;

(2)                                  No Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising from the failure to comply with Section 4.08 in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and/or the granting of any Lien securing such borrowing) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(3)                                  Such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default hereunder (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (1) above and the granting of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(4)                                  (i) In the event the Issuer elects paragraph (b) above, the Issuer shall deliver to the Trustee an Opinion of Counsel in the United States of America, in form and substance reasonably acceptable to the Trustee, to the effect that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred or (ii) in the event the Issuer elects paragraph (c) above, the Issuer shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably satisfactory to the Trustee, to the effect that Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5)                                  The Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(6)                                  The Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 8.01 have been complied with; and

(7)                                  The Issuer shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit under clause (1) does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(4)(i) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Issuer must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Issuer.

Section 8.02                                Satisfaction and Discharge.

In addition to the Issuer’s rights under Section 8.01, the Issuer may terminate all of its obligations under this Indenture (subject to Section 8.03), and this Indenture, the Notes, the Guarantees and the

Collateral Agreements, and all Liens created thereunder, shall be discharged and shall cease to be in effect when:

(1)                                  either:

(a)                                  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.07 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)                                 all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)                                  the Issuer has paid all other sums payable under this Indenture, the Notes and the Collateral Agreements by the Issuer; and

(3)                                  the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 8.03                                Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Issuer and the Trustee under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08 and 2.10, Sections 7.07 and 7.08 and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Issuer and the Trustee under Sections 7.07, 8.04, 8.05 and 8.06 and 8.07 shall survive.

Section 8.04                                Acknowledgment of Discharge by Trustee.

Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied and (ii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under this Indenture except for those surviving obligations specified in Section 8.03 and the Trustee shall execute and deliver to the Issuer any document reasonably requested by the Issuer to effect or evidence any release and discharge of Lien or Collateral Agreement contemplated by Section 12.05.

Section 8.05                                Application of Trust Moneys.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01. The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest and Additional Interest, if any, on the Notes. Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                                Repayment to the Issuer; Unclaimed Money.

Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Issuer upon written request from the Issuer any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time. The Trustee and the Paying Agent shall pay to the Issuer, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Issuer any money held by it for the payment of principal, premium, if any, or interest and Additional Interest, if any, that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Issuer, without interest thereon. After payment to the Issuer, Holders entitled to money must look solely to the Issuer for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

Section 8.07                                Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason, including by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantors’ obligations under this Indenture and each other Indenture Document to which such person is a party shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Issuer has made any payment of premium, if any, or interest and Additional Interest, if any, on or principal of any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01                                Without Consent of Holders.

From time to time, the Issuer, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify, waive or supplement provisions of this Indenture, the Notes, the Guarantees, the Collateral Agreements, the Registration Rights Agreement or any other agreement or instrument entered in connection with the Indenture:

(1)                                  to cure any ambiguity, defect or inconsistency contained herein;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                  to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders in accordance with the Section 5.01;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees or the Collateral Agreements;

(5)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                  to allow any Subsidiary or any other Person to guarantee the Notes;

(7)                                  to release a Guarantor as permitted by this Indenture and the relevant Guarantee; or

(8)                                  if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or Collateral Agreements.

After an amendment, modification, waiver or supplement under this Section 9.01 becomes effective, the Issuer (or cause the Trustee to) shall mail to the Holders affected thereby a notice briefly describing the amendment, modification, waiver or supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, waiver or supplement.

Any acknowledgment made pursuant to Section 5.4 of the Intercreditor Agreement or other document or instrument necessary to reinstate the Intercreditor Agreement in connection with a “New Credit Facility” as defined thereunder or to add any new or additional agent, lender, group of lenders or institutional investor under the Credit Agreement (in compliance with the terms of this Indenture) as a party to the Intercreditor Agreement will not constitute an amendment, modification or supplement to this Indenture, the Notes, the Guarantees, or any other Collateral Agreement.

Section 9.02                                With Consent of Holders.

The Issuer and the Guarantors and the Trustee or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes, may amend or supplement this Indenture, the Notes, any Collateral Agreement, the Guarantees or Registration Rights without notice to any other Holders. The Holder or Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may waive compliance by the Issuer with any provision of this Indenture, any Collateral Agreement or the Notes without notice to any other Holder.

Subject to the Intercreditor Agreement, no portion of the Collateral may be released from the Lien of the Collateral Agreements (except in accordance with the provisions of this Indenture and the Collateral Agreements), and none of the Collateral Agreements or the provisions of this Indenture relating to the Collateral may be amended or supplemented, and the rights of any Holders thereunder may not be waived or modified, without, in each case, the consent of the Holders of at least 66 2/3% in aggregate principal amount at maturity of the then outstanding Notes.

No amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall without the consent of each Holder of each Note affected thereby:

(1)                                  reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

(2)                                  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest or Additional Interest, on any Notes;

(3)                                  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefore;

(4)                                  make any Notes payable in money other than that stated in the Notes;

(5)                                  make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default;

(6)                                  after the Issuer’s obligation to purchase the Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer after the occurrence of a Change of Control, make and consummate an Excess Cash Flow Offer, make and consummate a Restricted Payments Offer or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)                                  subordinate the Notes in rights of payment to any other Indebtedness of the Issuer or any Guarantor; or

(8)                                  release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

Each of the Trustee and, if such amendment, modification, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, will be entitled to receive, and will be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate, each stating that the execution of any amendment, waiver or supplement described above is authorized pursuant to this Indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03                                Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Agreements, or the Guarantees shall comply with the TIA as then in effect.

Section 9.04                                Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Issuer received before the date on which the Trustee and if such amendment, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, receives an Officers’ Certificate certifying that the Holders of the requisite principal amount at maturity of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, waiver or supplement shall become effective upon receipt by the Trustee or the Collateral Agent, as the case may be, of written consents from the Holders of the requisite percentage in principal amount at maturity of the outstanding Notes or such Officers’ Certificate, whichever first occurs, and the execution thereof by the Trustee or the Collateral Agent, as the case may be.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be either (i) at least thirty (30) days prior to the first solicitation of such consent or (ii) the date of the most recent list furnished to the Trustee under Section 2.05. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (8) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting

Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest and Additional Interest, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05                                Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee. The Trustee at the written direction of the Issuer may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver. Any such notation or exchange shall be made at the sole cost and expense of the Issuer.

Section 9.06                                Trustee to Sign Amendments, Etc.

The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture, any Collateral Agreement. The Trustee and the Collateral Agent, as the case may be, shall receive, and shall, subject to Section 7.01 hereof, be fully protected in conclusively relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall be paid for by the Issuer.

ARTICLE TEN

GUARANTEE

Section 10.01                          Guarantee.

Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees (such guarantee to be referred to herein as the “Guarantee”), to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest and Additional Interest, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other Obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof or thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03. The Guarantee of each Guarantor shall rank senior in right of payment to all subordinated Indebtedness of such Guarantor and equal in right of payment with all other senior obligations of such Guarantor. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or any

Collateral Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever, in each case, other than the defense that the principal of, premium, if any and interest and Additional Interest, if any, on the Notes shall have been paid in cash, to the extent of any such payments and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, shall result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Issuer for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor without limitation in accordance with Sections 5.01, 4.10 and 10.04. If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 10.02                          Release of a Guarantor.

A Guarantor will be automatically and unconditionally released from its Guarantee (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

(1)                                  if (a) all of the Equity Interests issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Issuer or any of the Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Issuer otherwise complies, to the extent applicable, with Section 4.10, or

(2)                                  if the Issuer designate such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.09, or

(3)                                  if the Issuer exercises its legal defeasance option or its covenant defeasance option as described in Section 8.01, or

(4)                                  upon satisfaction and discharge of this Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest, and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Issuer accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.02. Any Guarantor not required to be released hereunder remains liable for the full amount of its Guarantee as provided in this Article Ten.

Section 10.03                          Limitation of Guarantors’ Liability.

Each Guarantor and, by its acceptance hereof, each of the Holders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.05, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

Section 10.04                          Guarantors May Consolidate, etc., on Certain Terms.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with Section 4.10) will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

(1)                                  the entity formed by or surviving any such consolidation or merger (if other than the Issuer or the Guarantors) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; provided, that if such Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)                                  such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of this Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(3)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

This Section 10.04 shall not apply to any merger or consolidation with an Affiliate solely for the purpose of reincorporating the Guarantor in another jurisdiction of the United States; provided that (x) such Affiliate has no assets, liabilities or operations immediately prior to such merger or consolidation and (y) the Guarantor has complied with its obligations under Section 12 of the Security Agreement in connection with such transaction.

Section 10.05                          Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor. The preceding sentence shall in no way affect the rights of the Holders of Notes to the benefits of this Indenture, the Notes or the Guarantees.

Section 10.06                          Waiver of Subrogation.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Section 10.07                          Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.08                          Evidence of Guarantee.

To evidence their Guarantee to the Holders set forth in this Article Ten, the Guarantors hereby agrees to execute the notation of Guarantee in substantially the applicable forms included in the Notes attached as Exhibit A and Exhibit B. The notation of Guarantee shall be signed on behalf of each Guarantor by an Officer, Secretary or an assistant Secretary by manual or facsimile signature.

If an Officer whose signature is on a notation of the Guarantee was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates a Note on which such notation of Guarantee appears, such notation of Guarantee shall nevertheless be valid.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.01                          TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

Section 11.02                          Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier, regular mail, or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer:

Rafaella Apparel Group, Inc.
1411 Broadway
2nd Floor
New York, NY 10018
Facsimile No. (212) 764-9725
Attention:

with a copy to:

Schulte Roth & Zabel, LLP
919 Third Avenue
New York, NY 10022
Facsimile No. (212) 765-5955
Attention:  Stuart D. Freedman, Esq.

if to the Trustee and Collateral Agent:

The Bank of New York
101 Barclay Street, 8 W
New York, NY 10286
Facsimile No.: (212) 815-5131
Attention:  Corporate Trust Administration

with a copy to:

Emmet, Marvin & Martin, LLP
120 Broadway
New York, NY 10271
Facsimile No. (212) 238-3100
Attention:   Irving C. Apar, Esq.

Each of the Issuer and the Trustee by written notice to each other may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuer shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid. Notwithstanding anything to the contrary contained herein, notices to the Trustee shall be effective only upon actual receipt by the Trustee.

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be deemed duly given only upon receipt.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

Section 11.03                          Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, any Guarantee or the Notes. The Issuer, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 11.04                          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture or any Collateral Agreement, the Issuer shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(1)                                  an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Issuer or the applicable Guarantor (as the case may be), if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been complied with; and

(2)                                  an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Issuer or the applicable Guarantor (as the case may be), if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been complied with.

Section 11.05                          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Agreement, other than the Officers’ Certificate required by Section 4.06, shall include:

(1)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                                  a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Section 11.06                          Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.07                          Legal Holidays.

A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York, in the city in which the Corporate Trust Office of the Trustee is located or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08                          Governing Law.

THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE.

Section 11.09                          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of the Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10                          No Recourse Against Others.

A past, present or future director, officer, employee, manager, stockholder or incorporator (or a Person forming a limited liability company), agent or member of the Issuer of any Guarantor as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Collateral Agreements or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note and the

Guarantee, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 11.11                          Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes, and the Guarantees shall bind their successors. All agreements of each of the Trustee and the Collateral Agent in this Indenture shall bind its respective successors.

Section 11.12                          Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 11.13                          Severability.

In case any one or more of the provisions in this Indenture, the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.14                          Waiver of Jury Trial.

EACH ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

ARTICLE TWELVE

SECURITY

Section 12.01                          Grant of Security Interest.

(a)                                  To secure the due and punctual payment of the principal of, premium, if any, and interest, or Additional Interest, if any, on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Agreements, the Guarantees and the Notes, the Issuer and the Guarantors hereby covenant to cause the Collateral Agreements to be executed and delivered concurrently with this Indenture. The Collateral Agreements shall provide for the grant by the Issuer and Guarantors party thereto to the Collateral Agent security interests in the Collateral.

(b)                                 Each Holder, by its acceptance of a Note, (i) appoints the Collateral Agent to act as its agent (and by its signature below, the Collateral Agent accepts such appointment) and (ii) consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall, and shall cause each of the Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be reasonably necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed. The Issuer shall, and shall cause each of the Restricted Subsidiaries to, take any and all actions required or as may be requested by the Collateral Agent to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreements and the Guarantees valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons, and subject to no other Liens, in each case, other than Permitted Liens and except as otherwise expressly provided herein or therein.

Section 12.02                          Recording and Opinions.

(a)                                  Subject to the Intercreditor Agreement, the Issuer shall, and shall cause each of the Restricted Subsidiaries to, at their sole cost and expense, take or cause to be taken all action required to perfect, maintain, preserve and protect the security interests in the Collateral granted by the Collateral Agreements, including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Agreements to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under the Security Agreement, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank, it being understood that concurrently with the execution of this Indenture the Issuer and the Restricted Subsidiaries have delivered financing statements for filing by the Initial Purchaser or its agents. The Issuer shall from time to time, or upon the Collateral Agent’s request, promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b)                                 The Issuer shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of May 15 of each year, commencing May 15, 2006, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

Section 12.03                          Release of Collateral.

(a)                                  The Collateral Agent shall not at any time release Collateral from the security interests created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements.

(b)                                 Unless otherwise provided in the Intercreditor Agreement, at any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Collateral Agreements (except to the extent specifically provided in any such provision) shall be effective as against the Holders.

(c)                                  The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements. To the extent applicable, the Issuer shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Agreements to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer or in any Affiliate of the Issuer and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Issuer. The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(d)                                 Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to automatic release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business. If requested in writing by the Issuer, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments and statements and to take all such other actions promptly upon receipt of such instructions from the Trustee as the Issuer may reasonably request to evidence or confirm that the Collateral falling under this Section 12.03 has been released from the Liens of each of the Collateral Agreements. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

Section 12.04                          Specified Releases of Collateral.

Subject to Section 12.03, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Collateral Agreements, including the Intercreditor Agreement, or as provided hereby. Upon the request of the Issuer pursuant to an Officers’ Certificate certifying, and an Opinion of Counsel stating, that all conditions precedent hereunder have been met and without the consent of any Holder, the Issuer and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Notes and the Guarantees under any one or more of the following circumstances:

(1)                                  to enable the Issuer (or a Guarantor) to consummate asset dispositions permitted or not prohibited under Section 4.10;

(2)                                  if any Subsidiary that is a Guarantor is released from its Guarantee; or

(3)                                  as required pursuant to the terms of the Intercreditor Agreement.

Upon receipt of such Officers’ Certificate and Opinion of Counsel and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements, including the Intercreditor Agreement.

Section 12.05                          Release upon Satisfaction or Defeasance of all Outstanding Obligations.

The Liens on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations hereunder and under the Guarantees and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, accrued and unpaid interest and Additional Interest, if any, are paid, (ii) a satisfaction and discharge of this Indenture as described above under Section 8.02 and (iii) the occurrence of a Legal Defeasance or Covenant Defeasance as described above under Section 8.01.

Section 12.06                          Form and Sufficiency of Release.

In the event that the Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Issuer or such Guarantor, and the Issuer or such Guarantor requests in writing the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Agreements, the Collateral Agent shall execute, acknowledge and deliver to the Issuer or such Guarantor (in proper form-prepared by the Issuer or such Guarantor) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

Section 12.07                          Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuer be under any obligation to ascertain or inquire into the authority of the Issuer to make such sale or other disposition.

Section 12.08                          Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Agreements.

Subject to the provisions of the applicable Collateral Agreements, the Trustee and each Holder, by acceptance of its Note(s) agrees that (a) the Collateral Agent shall execute and deliver the Collateral Agreements and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Guarantors hereunder and under the Notes, the Guarantees and the Collateral Agreements and (c) the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Issuer, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 12.09                          Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 12.10                          Intercreditor Agreement.

This Article Twelve, the Security Agreement is subject to the terms, limitations and conditions set forth in the Intercreditor Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Glenn Palmer
Name: Glenn Palmer
Title: Chief Executive Officer

VERRAZANO, INC., as a Guarantor

By:	/s/ Glenn Palmer
Name: Glenn Palmer
Title: President

THE BANK OF NEW YORK, as Trustee and Collateral Agent

By:	/s/ Beata Hyrniewicka
Name: Beata Hyrniewicka
Title: Assistant Treasurer

Indenture

EXHIBIT A

[FORM OF NOTE]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. IN EACH OF THE FOREGOING CASES, A

CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY SHALL BE COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

RAFAELLA APPAREL GROUP, INC.

11 1/4% SENIOR SECURED NOTES DUE 2011

CUSIP No.	U.S.$172,000,000	Initial Aggregate Principal Balance

Certificate No.	U.S.$	Initial Principal Balance of this Certificate

                This Note is issued with original issue discount for purposes of Section 1271 et seq. of the Internal Revenue Code. For each $1,000 of principal amount at maturity of this Note, the issue price is $950.00 and the amount of original issue discount is $50.00. The issue date of this Note is June 20, 2005.

                Rafaella Apparel Group, Inc., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to ____________ or registered assigns the principal sum of up to ONE HUNDRED SEVENTY-TWO MILLION AND 00/100 Dollars ($172,000,000), initial issuance of ____________ Dollars ($____________) (or such principal amount at maturity as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on June 15, 2011, and to pay interest thereon as hereinafter set forth.

                                Interest Rate: 11 1/4%.

                                Interest Payment Dates:   Interest will be payable semi-annually in cash in arrears on December 15 and June 15 of each year, beginning on December 15, 2005.

                                Record Dates:    December 1 and June 1.

                                Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

                                IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

RAFAELLA APPAREL GROUP, INC.

By:
Name:
Title:

Dated:

TRUSTEE CERTIFICATE OF AUTHENTICATION

                                This is one of the 11 1/4% Senior Secured Notes due 2011 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

Dated:	By:
Authorized Signatory

(REVERSE OF SECURITY)

11 1/4% Senior Secured Note due 2011

                                1.             Interest. Rafaella Apparel Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount at maturity of this Note at the rate per annum shown above. Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing December 15, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

                                2.             Method of Payment. The Company shall pay interest on the Notes to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay principal and interest by check payable in such U.S. legal Tender. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

                                3.             Paying Agent and Registrar. Initially, The Bank of New York (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

                                4.             Indenture. The Notes and the Guarantees were issued under an Indenture, dated as of June 20, 2005 (the “Indenture”), among the Company, the Guarantors named therein and the Trustee (in its capacities of trustee and collateral agent). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Company. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

                                5.             Redemption.

                                (a)           Optional Redemption Prior to June 15, 2008. At any time prior to June 15, 2008, the Company will be entitled, at its option, to redeem all or part of the Notes at a redemption price equal to 100% of Accreted Value of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date

(subject to the right of Holders on the relevant record date to receive interest and Additional Interest, if any, due to the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

                “Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication published weekly by the Board of Governors of the Federal Reserve System that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

                “Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 100% of the Accreted Value of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2008 described below under clause (b) below, exclusive of any accrued interest, plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2008, computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the Accreted Value of such Note on such redemption date.

                “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2008.

                “Comparable Treasury Price” means, with respect to any redemption date, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

                “Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

                “Reference Treasury Dealer” means Jefferies & Company, Inc. and its successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

                “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Date immediately preceding such redemption date.

                                (b)           Optional Redemption on or After June 15, 2008. Except as described under clause (a) above and clause (c) below, the Notes are not redeemable before June 15, 2008. Thereafter, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice mailed to each Holder of Notes being redeemed, at the following redemption prices (expressed as percentages of the Accreted Value thereof) if redeemed during the twelve-month period commencing on June 15, of the year set forth below:

Year	Percentage
2008	106.125%
2009	103.063%
2010 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

                                (c)           Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 15, 2008, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount at maturity of the Notes (including Additional Notes, if any) issued under the Indenture at a redemption price of 112.250% of the Accreted Value thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that:

                (1)           at least 65% of the original principal amount at maturity of Notes (including Additional Notes, if any) issued under the Indenture (minus the aggregate principal amount at maturity of Notes redeemed pursuant to Section 4.22 of the Indenture prior to the date of such optional redemption), remains outstanding immediately after each such redemption; and

                (2)           the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

                                (d)           Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations greater than $1,000 may be redeemed in part.

                                6.             Offers to Purchase. Sections 4.10, 4.21, 4.22 and 4.23 of the Indenture provide that after certain Asset Sales, upon the occurrence of a Change of Control, upon an Excess Cash Flow Offer and upon a Restricted Payment Offer, respectively, and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

                                7.             Registration Rights. Pursuant to the Registration Rights Agreement among the Company, the Guarantors and the Holders of the Initial Notes, the Company will be obligated to consummate an Exchange Offer. Upon such exchange offering, the Holders of Notes shall have the right, subject to compliance with securities laws, to exchange such Notes for 11 1/4% Senior Secured Notes due 2011, which have ben registered under the Securities Act (the “Exchange Notes”), in like principal amount and having terms identical in all material respects to the Initial Notes. The Holders of the Initial Notes shall be entitled to receive certain Additional Interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

                                8.             Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

                                9.             Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it and the Notes of which it is composed for all purposes.

                                10.           Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

                                11.           Discharge Prior to Redemption or Maturity. If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or stated maturity and complies with the other provisions of the Indenture relating thereto, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest and Additional Interest, if any, on the Notes).

                                12.           Amendment; Supplement; Waiver. Subject to certain exceptions, (a) the Indenture, the Notes or the Guarantees may be amended or supplemented with the written consent of the Holders of at lease a majority in aggregate principal amount at maturity of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding and (b) the Collateral Agreements or the provisions of the Indenture related to the Collateral may be amended or supplemented with the written consent of the Holders of at least 66 2/3% in aggregate principal amount at maturity of the Notes then outstanding. Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes or Guarantees in addition to or in place of certified Notes or Guarantees, comply with the TIA, or comply with Article

Five of the Indenture or make any other change that does not adversely affect in any material respect to the rights of any Holder or a Note.

                                13.           Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or Liens, make payments in respect of their Equity Interests or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

                                14.           Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

                                15.           Trustee Dealings with Company. Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, is Subsidiaries or their respective Affiliates as if it were not the Trustee.

                                16.           Not Recourse Against Others. Not past, present or future stockholder, director, officer, employee or incorporator (or any Person forming a limited liability company), as such, of the Company or the Guarantors shall have any liability for any obligation of the Company under the Notes, the Guarantees, the Collateral Agreements or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

                                17.           Guarantees. Payment of principal and interest and Additional Interest, if any (including interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

                                18.           Intercreditor Agreement. Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreements and each of the Guarantors and the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement.

                                19.           Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

                                20.           Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS NOTE, THE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE INDENTURE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                                21.           Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                                22.           Security. The Company’s and Guarantors’ obligations under the Notes are secured by liens on the Collateral pursuant to the terms of the Collateral Agreements. The actions of the Trustee and the Holders of the Notes secured by such liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Agreements.

                                23.           CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed thereon.

                                The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Rafaella Apparel Group, Inc., 1411 Broadway, 2nd floor, New York, New York 10018.

FORM OF GUARANTEE

                                Each of the undersigned and their respective successors under the Indenture (collectively, the “Guarantors”) has jointly and severally with each of the other Guarantors, irrevocably and unconditionally guaranteed, on a senior secured basis to the extent set forth in the Indenture, dated as of June 20, 2005, by and among the Issuer, the Guarantors and The Bank of New York, as Trustee and Collateral Agent (the “Indenture”), (i) the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, whether at maturity, by acceleration or otherwise, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms set forth in Article Ten of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

                                THE OBLIGATIONS OF THE UNDERSIGNED TO HOLDERS OF THE NOTES AND TO THE TRUSTEE PURSUANT TO THIS NOTATION OF GUARANTEE (THE “GUARANTEE”) AND THE INDENTURE ARE EXPRESSLY SET FORTH IN ARTICLE TEN OF THE INDENTURE AND REFERENCE IS HEREBY MADE TO THE INDENTURE FOR THE PRECISE TERMS OF THE GUARANTEE AND ALL OTHER PROVISIONS OF THE INDENTURE TO WHICH THE GUARANTEE RELATES. EACH HOLDER OF A NOTE, BY ACCEPTING THE SAME, (A) AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS AND (B) APPOINTS THE TRUSTEE ATTORNEY-IN-FACT FOR SUCH HOLDER FOR SUCH PURPOSES.

                                This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

                                IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.

[NAME OF GUARANTOR], as Guarantor

By:
Name:
Title: